Exhibit 5.2

Suite 2000, 801 - 6th Ave SW
Calgary, Albert T2P 3W2
Web insitepc.com

June 22, 2018

Bellatrix Exploration Ltd.
1920, 800 Fifth Avenue SW
Calgary, AB T2P 3T6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We refer to our report dated February 28, 2018 and effective as of December 31, 2017, evaluating the crude oil, natural gas and natural gas liquids reserves and the net present value of future net revenue attributable to certain of the oil and natural gas assets of Bellatrix Exploration Ltd. ("Bellatrix") effective as at December 31, 2017 (the "Report") as referenced in the Bellatrix 2017 AIF Document.
We hereby consent to the use and reference to our name and the Report, and the information derived from the Report, as described or incorporated by reference in: the Registration Statement on Form F10 of Bellatrix, filed or to be filed with the United States Securities and Exchange Commission.

Sincerely,
INSITE PETROLEUM CONSULTANTS LTD.
/s/ Rod Bojechko, P. Eng.
Ron Bojechko P. Eng Managing Director